PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated April 9, 2007 and Prospectus dated April 9, 2007)	Registration No. 333-141868
KfW, Frankfurt/Main, Federal Republic of Germany
U.S.$ 100,000,000 3.545% Notes due January 14, 2009
CUSIP: 48245ABK6
ISIN: US48245ABK60
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

	Price to	Discounts and	Proceeds,
	Public(1)	Commissions	before expenses to KfW
Per Note	100.0%	0.03%	99.97%
Total	U.S.$ 100,000,000	U.S.$ 30,000	U.S.$ 99,970,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealer named below expects to deliver the notes to investors on or about January 14, 2008.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

HSBC SECURITIES (USA) INC.
JANUARY 8, 2008

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated April 9, 2007 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated April 9, 2007 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealer are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

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SPECIFIC TERMS

Issuer: KfW	Title of Securities:	U.S.$100,000,000 3.545% Notes Due January 14, 2009

Aggregate Principal Amount: U.S.$100,000,000	Interest Rate: 3.545% per annum

Original Issue Date: January 14, 2008	Maturity Date: January 14, 2009

Interest Commencement Date: January 14, 2008	Final Redemption Price: 100%

Payments:
First Interest Payment Date: January 14, 2009
Interest Payment Date(s): in arrears on January 14, 2009
Redemption:     ☐ Yes     ☑ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions): ___
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): ___
Minimum Redemption Notice Period: ___
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): ___
Repayment:     ☐ Yes     ☑ No
Repayment Date(s): ___
Minimum Repayment Notice Period: ___
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid): ___
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium: ___
Payments of interest: ___
Authorized Denomination: U.S.$1,000
Exchange Rate Agent: ___
Original Issue Discount Note (“OID”):     ☐ Yes     ☑ No
Total Amount of OID: ___
Yield to Maturity: ___
Initial Accrual Period OID: ___
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions) (unless otherwise specified: ___)
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions) (unless otherwise specified: ___)
Other Terms of Notes:
Business Day
The section “Business Day” in § 5 of the Conditions of the Notes shall be amended as follows: With respect to the Notes, “Business Day” means a New York Business Day and a London Business Day.
“London Business Day” is any day except for Saturday, Sunday or a day on which commercial banks and foreign exchange markets settle payments and are open for general business in London.
Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

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